                                                                 EXHIBIT 10(dd)

                       FNMA/FHLMC/GNMA MORTGAGE SERVICING
                          PURCHASE AND SALE AGREEMENT


         THIS FNMA/FHLMC/GNMA MORTGAGE SERVICING PURCHASE AND SALE AGREEMENT (the "Sale Agreement") is dated as of February 28, 1997, by and between SOURCE ONE MORTGAGE SERVICES CORPORATION, with offices located at 27555 Farmington Road, Farmington Hills, Michigan 48334-3357 (the "Seller") and CHEMICAL MORTGAGE COMPANY, an Ohio corporation, with offices at 200 Old Wilson Bridge Road, Worthington, Ohio 43085-8500 (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller owns the servicing rights to a mortgage portfolio consisting of residential mortgage loans with an aggregate outstanding balance of approximately $18 Billion Dollars as of August 31, 1996, as described more particularly in the offering materials, copies of which are attached hereto and incorporated by reference herein as Exhibit A (individually the "Mortgage Loan" or collectively the "Mortgage Loans"), which Mortgage Loans are either whole loans owned by the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"), or are pledged to secure participation certificates issued by FHLMC or mortgage backed securities issued by FNMA or the Government National Mortgage Association ("GNMA"), as more particularly set forth in Exhibit A;

         WHEREAS, Purchaser desires to purchase and Seller desires to sell all right, title and interest in and to the Servicing (as defined herein below) of the Mortgage Loans in accordance with the terms and conditions of this Sale Agreement;

         WHEREAS, it is contemplated that FNMA, FHLMC and GNMA will consent to the assumption of the Servicing by Purchaser and to Seller's transfer and assignment of the Servicing to Purchaser as provided herein;

         NOW, THEREFORE, in consideration of the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Sale Agreement, the words and phrases set forth below shall have the following meanings:

         1.1. "ADVANCE(S)": All customary and necessary out-of-pocket costs and expenses incurred in accordance with Agency Requirements and the Mortgage Loan documents with regard to performance by a servicer of its servicing obligations, including, but not limited
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to, advances of principal, interest (excluding Shortfall Interest), taxes, insurance, foreclosure and bankruptcy expenses and guarantee fees.

         1.2.             "AGENCY(IES)":  FNMA, FHLMC and/or GNMA
           (collectively, or individually, may be referred to as the "Agency").

         1.3. "AGENCY LOAN COMMITMENT[S]": The Agency loan sale commitment[s] and/or agreement[s], including any related exhibits, together with any amendments or supplements, whereby the Mortgage Loans were sold and/or relating to the servicing thereof or otherwise affecting the Servicing.

         1.4. "AGENCY REQUIREMENTS": The applicable rules, regulations, announcements, notices, directives and instructions of an Agency, including, without limitation, the applicable requirements of the Agency Selling and Servicing Guides, as amended from time to time, and the Agency Loan Commitments.

         1.5. "ANCILLARY FEES": Reasonable and customary fees acceptable to the Agencies and collected by servicers as income incidental to the servicing of the Mortgage Loans such as late fees, insurance administration fees and commissions, processing fees and assumption fees, which Ancillary Fees shall not, during the Interim Subservicing Period or the Subservicing Period, without the consent of Purchaser (which consent shall not be unreasonably withheld as to inflationary increases in fee amount or as to an additional fee type dictated by the Agencies), exceed, in fee amount or type, the fees charged by Seller as of November 28, 1996.

         1.6. "APPROVAL DATE": The date on which approval for the transfer of ownership of the Servicing and the subservicing, all as contemplated by this Sale Agreement, the Interim Subservicing Agreement and the Subservicing Agreement, shall have been obtained from each of FNMA, FHLMC, GNMA and any other regulatory agency whose approval is required, which date shall be no later than May 31, 1997, provided however, that GNMA approval need not be obtained by this Approval Date for the Mortgage Loans contained within the Uncertified Pools.

         1.7.             "BANKRUPTCY LOAN":   A Mortgage Loan that is affected
by a bankruptcy which has been filed, except for Mortgage Loans for which the borrowers have filed Chapter 7 liquidations and which are otherwise not in default.

         1.8.             "BI-WEEKLY MORTGAGE LOAN":   A Mortgage Loan which as
of the Sale Date is the subject of an agreement relating to payment processing on a bi-weekly basis under the Bi-Saver Program.

         1.9.             "BORROWER":   The obligors on a Note.

         1.10.   "BUSINESS DAY":   A day or a portion thereof during which both
Purchaser and Seller are open for business, other than Saturday or Sunday, or any legal holiday.

         1.11. "CUSTODIAN LEGAL FILE": Those files identified in Exhibits H through K.

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         1.12.   "CUT-OFF DATE":  Close of business on the Business Day
immediately prior to the applicable Transfer Date, or as otherwise agreed by the parties.

         1.13.   "DEPOSIT":  As defined in Section 3.2(a) hereof.

         1.14. "DOCUMENT HOLDBACK": That amount to be held by Purchaser from the Purchase Price, or so much of such amount as is then remaining, in accordance with Section 3.2(d).

         1.15.   "ESCROW/IMPOUND FUNDS":  The
tax/insurance/buydown/construction completion escrows and suspense balances (but exclusive of Ancillary Fees assessed by Seller).

         1.16.   "FHA":  Federal Housing Administration.

         1.17.   "FHLMC":  As defined in the recitals hereof.

         1.18. "FHLMC PAYMENT DATE": A date mutually agreeable to the parties which is no later than five Business Days after the FHLMC Transfer Date.

         1.19. "FHLMC SERVICING": That portion of the Servicing which pertains to FHLMC Mortgage Loans (whole or securitized).

         1.20. "FHLMC TRANSFER DATE": March 17, 1998, the date on which FHLMC Servicing Responsibility transfers to Purchaser, or such other date mutually agreeable to the parties.

         1.21.   "FNMA":   As defined in the recitals hereof.

         1.22. "FNMA PAYMENT DATE": A date mutually agreeable to the parties which is no later than five Business Days after the FNMA Transfer Date.

         1.23. "FNMA SERVICING": That portion of the Servicing which pertains to FNMA Mortgage Loans (whole or securitized).

         1.24. "FNMA TRANSFER DATE": August 3, 1998, the date on which FNMA Servicing Responsibility transfers to Purchaser, or such other date mutually agreeable to the parties.

         1.25.   "FORECLOSURE LOAN":   A Mortgage Loan on which (i) a
foreclosure has been completed or commenced or which has been forwarded to an attorney to commence foreclosure; or (ii) a deed-in-lieu of foreclosure has been accepted or is pending.

         1.26.   "GNMA":   As defined in the recitals hereof.

         1.27. "GNMA PAYMENT DATE": A date mutually agreeable to the parties which is no later than five Business Days after the GNMA Transfer Date.





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         1.28.   "GNMA SERVICING":  That portion of the Servicing which
pertains to GNMA Mortgage Loans (whole or securitized).

         1.29. "GNMA TRANSFER DATE": June 1, 1998, the date on which GNMA Servicing Responsibility transfers to Purchaser, or such other date mutually agreeable to the parties.

         1.30. "GUARANTY AGREEMENT": That certain Guaranty Agreement executed by Fund American Enterprises, Holdings, Inc. in favor of Purchaser, its successors and assigns, dated of even date herewith, a copy of which is attached hereto as Exhibit F.

         1.31. "INTERIM SUBSERVICING PERIOD": The period from the Sale Date up to the Approval Date during which Subservicer shall subservice the Mortgage Loans on behalf of Purchaser.

         1.32. "INTERIM SUBSERVICING AGREEMENT": That certain agreement, a copy of which is attached hereto as Exhibit C-1, setting forth the terms and provisions pursuant to which Seller will subservice the Mortgage Loans, on behalf of Purchaser, during the Interim Subservicing Period.

         1.33.   "LGC":  Loan Guaranty Certificate issued by the VA.

         1.34. "LITIGATION LOAN": A Mortgage Loan which is in any stage of litigation, or which is the subject of an injunction or settlement requiring Seller to take action or affecting the origination or servicing of the Mortgage Loan[s], and which has a material adverse effect on the Mortgage Loan or the Servicing associated with such Mortgage Loan.

         1.35.   "MIC":  Mortgage Insurance Certificate issued by the FHA.

         1.36. "MORTGAGE": The security instrument, mortgage, deed of trust or other instrument securing a Note, which creates a first position lien on an estate in fee simple or leasehold estate, if permitted by the relevant Agency, in real property securing the Note, unless such Mortgage is granted in connection with a cooperative lien, in which case the first lien position is in the stock of the subject cooperative association and in the tenant's rights in the cooperative lease relating to such stock.

         1.37.   "MORTGAGE LOAN[S]":    As defined in the recitals hereof.  The
term "Mortgage Loan[s]" shall not include property management functions in connection with REO properties, or the properties themselves.

         1.38.   "MORTGAGE LOAN REPURCHASE PRICE":    Unless otherwise
specified by the Agency, shall mean, as of the date of repurchase, the current unpaid principal balance of a Mortgage Loan, together with interest then due, plus outstanding Advances as well as reasonable and substantiated re-transfer out-of-pocket expenses incurred by Purchaser.

         1.39.   "MORTGAGE LOAN SCHEDULE":    The mortgage loan schedule in the
form attached hereto as Exhibit B, setting forth specific information with respect to each Mortgage Loan.





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         1.40.   "MORTGAGED PROPERTY":   The property described in the
Mortgage, securing repayment of the debt evidenced by the Note.

         1. 41.  "NON-ELIGIBLE MORTGAGE LOAN":   A Mortgage Loan that, on the
Sale Date: (i) is sixty (60) days or more delinquent (and two (2) or more monthly installments remain unpaid); (ii) is a Bankruptcy Loan; (iii) is a Foreclosure Loan; (iv) is a Litigation Loan; or (v) is an FHA 235 loan for which the subsidy has not been terminated.

         1. 42.  "NOTE":   The note or other evidence of the indebtedness of a
Borrower secured by a Mortgage.

         1.43. "PAYMENT DATE(S)": The FNMA Payment Date, the FHLMC Payment Date, or the GNMA Payment Date, as applicable.

         1.44.    "PURCHASER":    As defined in the recitals hereof.

         1.45.    "PURCHASE PRICE":  As defined in Paragraph 3.1 hereof.

         1.46. "PURCHASE PRICE PERCENTAGE": As defined in Paragraph 3.1 hereof.

         1.47. "REAL ESTATE OWNED" ("REO"): Property acquired by the Seller on behalf of FNMA, FHLMC or GNMA, as applicable, through foreclosure or by acceptance of a deed-in-lieu of foreclosure.

         1.48. "REQUIRED DOCUMENT" OR "REQUIRED DOCUMENTATION" : Those documents identified in Exhibit G.

         1.49. "SALE AGREEMENT": This FNMA/FHLMC/GNMA Mortgage Servicing Purchase and Sale Agreement as defined in the first paragraph of this agreement, and as used herein shall also be deemed to refer to and incorporate all exhibits attached hereto.

         1.50. "SALE DATE": A date not later than February 28, 1997, as agreed by the parties.

         1.51.    "SELLER":  As defined in the first paragraph of this Sale
Agreement.

         1.52.    "SERVICER RESPONSIBILITY":    With the exception of the
Servicing Income Rights, the rights and responsibilities associated with the Mortgage Loans, including without limitation, servicer responsibility as defined in the Servicing Agreements.

         1.53. "SERVICING": The Servicing Income Rights and the Servicer Responsibility.

         1.54. "SERVICING AGREEMENT[S]": The Agency servicing agreements, FNMA or FHLMC contracts or commitments (which contracts or commitments incorporate by reference either the FNMA Selling Guide and/or FNMA Servicing Guide or the FHLMC Sellers' and Servicers' Guide, as applicable) or GNMA contracts or commitments (which contracts or





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

commitments incorporate by reference the underlying FHA and/or VA rules, regulations and requirements, as applicable) with respect to the Mortgage Loans, and any revisions to same.

         1.55. "SERVICING FILE": Those files identified in Exhibits H through K, including the items noted in such Exhibits together with any additional items as may be required by Agency Requirements.

         1.56. "SERVICING INCOME RIGHTS": The right to receive the servicing fee income, including, but not limited to any and all Ancillary Fees and escrow account benefits arising from or connected to any Mortgage Loan (note that the owner of the Servicing Income Rights must provide funds to pay guarantee fees to the applicable Agency).

         1.57. "SERVICING REPURCHASE PRICE": Shall mean, with respect to any Mortgage Loan for which a Purchase Price has been paid by Purchaser, an amount equal to the Purchase Price Percentage multiplied by the then outstanding unpaid principal balance of the Mortgage Loan, as well as reasonable and substantiated re-transfer out-of-pocket expenses incurred by Purchaser.

         1.58. "SHORTFALL INTEREST": The Mortgage Loan curtailment or payoff interest which is required to be paid to the Agency but which the Borrower is not obligated to pay.

         1.59. "SUBSERVICER": The party named in the Interim Subservicing Agreement and the Subservicing Agreement, or any assignee permitted under the terms of the Interim Subservicing Agreement and the Subservicing Agreement, who is to subservice the Mortgage Loans on behalf of Purchaser during the Interim Subservicing Period and the Subservicing Period.

         1.60. "SUBSERVICER DEFAULT": An event of default by the Subservicer during the Interim Subservicing Period or the Subservicing Period which shall enable the Purchaser to terminate the Subservicer's right to subservice the Mortgage Loans.

         1.61. "SUBSERVICING AGREEMENT": That certain agreement, a copy of which is attached hereto as Exhibit C-2, setting forth the terms and provisions pursuant to which Seller will subservice the Mortgage Loans, on behalf of Purchaser, during the Subservicing Period.

         1.62. "SUBSERVICING PERIOD": The period from the Approval Date up to the final Transfer Date during which Subservicer shall subservice the Mortgage Loans on behalf of Purchaser.

         1.63.    "TRANSFER DATE(S)":    The FNMA Transfer Date, the FHLMC
Transfer Date, or the GNMA Transfer Date, as applicable.

         1.64.    "UNCERTIFIED POOLS":    Those certain pools which are
identified in Exhibit N, and which, as of the Approval Date, the Servicing on such pools is unable to transfer to Purchaser because the pool has: (i) not been finally certified, and the time permitted by GNMA for such final certification has expired; or (ii) not been recertified.





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         1.65.    "VA":  Department of Veteran's Affairs.


                                   ARTICLE II

                         SALE AND TRANSFER OF SERVICING

         2.1.    SALE DATE.    On the Sale Date, Seller shall, as hereinafter
provided, sell, transfer and assign to Purchaser the Servicing.

         2.2. SERVICING DUTIES PRIOR TO TRANSFER DATE. All Servicing Income Rights (with the exception of the right to retain Ancillary Fees collected by Seller as subservicer during the Interim Subservicing Period or the
Subservicing Period) shall be paid to Purchaser after the Sale Date.   During
the Interim Subservicing Period and the Subservicing Period, Seller shall:

         (a) Subservice the Mortgage Loans pursuant to the terms of the Interim Subservicing Agreement or the Subservicing Agreement, as applicable;

         (b) Not assign or attempt to assign the responsibilities for servicing or subservicing the Mortgage Loans prior to the Transfer Date, except in accordance with the terms of this Agreement, the Interim Subservicing Agreement and the Subservicing Agreement, and, in the event of any assignment, Seller's liability for proper servicing of the Mortgage Loans shall continue in effect;

         2.3. SERVICING DUTIES POST TRANSFER. On the Transfer Date, Purchaser shall assume all Servicer Responsibilities related to the Mortgage Loans. Purchaser shall make all payments to the Agencies and file with the Agencies all reports due on or after the Transfer Date. Seller shall make the first remittance payment to the Agencies due after the Transfer Date, and shall file with the Agencies all required reports for the month preceding the Transfer Date. Before such remittance date, Purchaser shall remit to Seller, in readily available funds and from the minimum cash transferred to Purchaser per Section 7.5, the amount owed to the Agencies so that Seller can make such first remittance payment.

         2.4.    ACTIONS REQUIRED PRIOR TO THE TRANSFER DATE.

         (a) At least 20 days prior to the Transfer Date, Seller shall resolve any outstanding Agency repurchase request, and shall repurchase from the appropriate pools, Mortgage Loans, and the related Servicing, having defects, if any. With the written approval of Purchaser, which approval shall not be unreasonably withheld, Seller may resolve outstanding agency repurchase requests as required by this Section 2.4(a) after such referenced date, but before the Transfer Date.

         (b) No later than ninety (90) calendar days after the Approval Date, Seller shall assign to Purchaser, or its designee, by appropriate endorsements and assignments (including UCC-3 notifications in reference to cooperative loans), all of Seller's right, title and interest in and to the Servicing, and the pools, Notes and Mortgages related to the Servicing, as required by applicable law and Agency Requirements; provided however that all Note endorsements to Purchaser shall be completed on or before the Approval Date. Seller shall record such assignments, when required pursuant to Agency Requirements and applicable law. Within ninety (90) calendar days after the Approval Date, Seller shall provide Purchaser with: (i) certified copies of such executed assignments for all FHLMC loans; (ii) proof of payment of recording fees; and (iii) a certification that such assignments (and UCC-3s) have been sent for recording. In addition, Seller, or Seller's agent, shall maintain a permanent database, which can, as of the Transfer Date, be transferred to Purchaser. Seller shall also prepare assignments of Mortgages from Purchaser to the Agency in blank, as may be required, and then send the assignments of Mortgages to Purchaser's custodian for filing.

         In connection with Mortgage Loans where Seller does not record an assignment of Mortgage from Seller to Purchaser, where required by Agency Requirements or applicable law, Seller shall provide an opinion of counsel opining as to the fact that recording is not necessary in order to properly transfer the Servicing associated with the Mortgage Loan. In addition, whether or not required by Agency Requirements or applicable law, Seller shall provide any such opinions currently in Seller's possession.

         In addition, Seller shall deliver such other appropriately executed and authenticated instruments of sale, assignment, transfer and conveyance to Purchaser or its designee, including limited powers of attorney, as described on Exhibit D, as Purchaser or its counsel may reasonably request in order to accomplish the transfer to Purchaser of all of Seller's rights related to the Servicing. Such instruments provided by Seller shall be in accordance with Agency and industry standards.

         Purchaser shall grant to Subservicer limited corporate authority to allow Subservicer to execute satisfactions and bankruptcy and foreclosure documentation on Purchaser's behalf.

         (c) No later than the Approval Date, Seller shall have obtained, and provided to Purchaser sufficient evidence of, insurance protecting Purchaser against any losses occurring to any of the Custodian Legal Files prior to their delivery to Purchaser, and Seller shall cause its document custodian to deliver to Purchaser's document custodian a complete Custodian Legal File for each Mortgage Loan as specified in Exhibits H through K.

         (d) Seller will pay all costs associated with transporting and documenting Mortgage Loans, in accordance with the reasonable requirements set by Purchaser and the Agency to a document custodian of Purchaser's choice. The costs imposed by Purchaser's custodian for final certifying or recertifying
pools or Mortgage Loans will be paid by Seller.   Purchaser's custodian shall
complete its review of the delivered documentation on or before a date one hundred twenty (120) days after the Approval Date.

         2.5.    AGENCY APPROVALS.    Processing of the request for any
required Agency or participant approval shall take place as follows:

         (a) At Seller's expense, Seller shall be responsible for obtaining any required Agency or participant written approvals of the transfer of Servicing, no later than the Approval Date

(with the exception of the approval of GNMA as to the Mortgage Loans contained within the Uncertified Pools, which approval shall be obtained as soon as possible thereafter).

         (b) Seller shall prepare all forms, documents and other information requested by an Agency or participant in connection with the transfer of the Servicing and shall submit such forms, documents and other information no later than a date sixty (60) days after the Sale Date (with the exception of forms, documentation and information in connection with the approval of GNMA as to the Mortgage Loans contained within the Uncertified Pools, which forms, documentation and information will be submitted as soon as possible thereafter).

         2.6. COOPERATION. To the extent reasonably possible, the parties hereto shall cooperate with and assist each other, as requested, in carrying out the other's covenants, agreements, duties and responsibilities under this Sale Agreement and in connection herewith shall execute and deliver all such documents and instruments as shall be necessary and appropriate in the furtherance thereof.


                                  ARTICLE III

                                 CONSIDERATION

         3.1.    PURCHASE PRICE.

         (a) In full consideration for the sale of the Servicing upon the terms and conditions of this Sale Agreement, Purchaser shall pay to Seller the purchase price calculated as follows: One and Six Hundred and Ten Thousandths percent (1.610%) (the "Purchase Price Percentage") of the aggregate unpaid principal balance of all Mortgage Loans as of the Sale Date, excluding Non-Eligible Mortgage Loans (the "Purchase Price"), and minus the amounts to be withheld by Purchaser from the Purchase Price pursuant to Section 3.3 of this Sale Agreement.

         (b) It is understood and agreed that if the Purchase Price or Shortfall Interest or Advance netting shall be found, within one hundred twenty
(120) days after the final Payment Date, to be incorrectly computed, the Purchase Price shall be promptly and appropriately adjusted, and payment shall be promptly made by the appropriate party.

         (c) It is understood and agreed that if the Advances reimbursed to Seller by Purchaser pursuant to Section 3.4 shall be found to be nonreimbursable by the applicable Agency, insurer (FHA, VA or private mortgage carrier as applicable), taxing authority or the Borrowers, or to have been incorrectly computed, there shall be an appropriate adjustment, and any payment due as a result of such adjustment shall be promptly made by the appropriate party. With reference to any individual Mortgage Loan, in considering whether or not an Advance has been reimbursed, Purchaser shall consider that any reimbursement of a particular type of fee or expense shall be credited first against the amount outstanding for the longest period of time, unless there is evidence that such outstanding amount is disputed by a party.

         3.2.    PAYMENT.    The Purchase Price shall be paid by Purchaser to
Seller by wire transfer of immediately available funds, in accordance with the Seller's wiring instructions set forth in Section 3.2(e), as follows:

         (a) Thirty Percent (30%) of the estimated Purchase Price will be paid on the Sale Date.

         (b) Ninety Percent (90%) of the Purchase Price (including the amount paid in accordance with Section 3.2(a)), will be paid within five (5) Business Days after the Approval Date.

         (c) Ninety-Five Percent (95%) of the Purchase Price (including the amount paid according to Sections 3.2(a) and 3.2(b)), will be paid on the Payment Date. Interest on the unpaid Purchase Price from the Sale Date to the Payment Date will be paid to Seller at the 30-day LIBOR rate. In the event the actual Purchase Price is different from the estimated Purchase Price, an adjustment shall be made in favor of the appropriate party.

         (d) Five Percent (5%) of the Purchase Price will be withheld (the "Document Holdback") until receipt by Purchaser of all Required Documentation. Such Document Holdback will be released as follows:

                 (i) Fifteen Percent (15%) of the Document Holdback will be released when Purchaser has received: (1) all Required Documentation (original or Agency approved and in legally sufficient form), with the exception of recorded assignments from Seller to Purchaser (or Purchaser's designee), on 75% of the Mortgage Loans; and substantially all Required Documentation, on the remaining 25% of the Mortgage Loans; (2) copies of 75% of all assignments from Seller to Purchaser sent for recording, or a database satisfactory to Purchaser of information used to prepare assignments in recordable form; (3) all assignments from Purchaser to FNMA, FHLMC and GNMA in executable form; and (4) evidence, in the form of machine readable assignment vendor database updates disclosing loan number, date sent for recording, state and county, and summary reports, that 75% of all assignments from Seller to Purchaser have been sent for recording.

                 (ii) An additional thirty percent (30%) of the Document Holdback will be released when Purchaser has received seventy-five percent (75%) of the recorded assignments (or Agency approved, legally sufficient replacements) from Seller to Purchaser (or Purchaser's designee).

                 (iii) The remainder of the Document Holdback, with the exception of One Million Dollars ($1,000,000), will be released prorata monthly, in proportion to the number of Mortgage Loans completed, as the Purchaser receives the remaining recorded assignments and other Required Documentation from Seller to Purchaser. The remaining One Million Dollars ($1,000,000) of the Document Holdback will be released upon receipt by Purchaser of all Required Documentation, including recorded assignments and the final certification and/or recertification of all Mortgage Loans. Seller shall have the option of either recreating missing or defective documents in





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

         Agency approved and legally sufficient form, or repurchasing the Mortgage Loans which are the subject of missing defective documentation.

         (e) The wiring instructions of the Seller and Purchaser are as follows:

                 (i)      Seller's Wiring Instructions:

                          First National Bank of Chicago, Chicago, IL
                          Account No.: 19-19210
                          Account Name: S.O.M.S.C. Cash and Collateral Account ABA No.: 071000013

                 (ii)     Purchaser's Wiring Instructions:

                          Banc One
                          Columbus, Ohio
                          ABA No. 044000037
                          Credit Account No. 980116070
                          For:  Chase Manhattan Mortgage Corporation
                          Attention:  Ed Reik 614-842-7210

         3.3. PURCHASE PRICE ADJUSTMENT FOR MORTGAGE PAYOFFS. Purchaser shall not be obligated to purchase the Servicing for any Mortgage Loan that is paid off as of the Sale Date, or pays off within sixty (60) days after the Sale Date. In the event any Mortgage Loan, the principal of which was included in the calculation of the Purchase Price, is paid off within sixty (60) days after the Sale Date, upon notice of such event from Purchaser, Seller shall, within seven (7) calendar days of such notice, remit to Purchaser the Servicing Repurchase Price applicable to such Mortgage Loan. Subservicer shall provide a report of the Mortgage Loans which have paid off within such sixty (60) day period to Purchaser within sixty seven (67) calendar days after the Sale Date.

         3.4. PAYMENT FOR ADVANCES. On the Sale Date, Purchaser shall pay Seller an amount equal to the sum of all Advances for all Mortgage Loans, which Advances are reimbursable pursuant to Agency guidelines and/or the applicable Servicing Agreement and prudent mortgage banking practices.

         3.5. PAYMENT FOR BI-WEEKLY MORTGAGE LOANS. In connection with each Bi-Weekly Mortgage Loan that transfers to Purchaser on the Transfer Date:

                 (i) Seller shall, on the Transfer Date, pay Purchaser an amount equal to sixty dollars ($60.00);

                 (ii) Purchaser shall pay any sum required to be paid for the post Transfer Date administration of the bi-weekly payment feature of any Bi-Weekly Mortgage Loan that transfers to Purchaser on the Transfer Date (including any cancellation fees due Borrowers as a result of transfer or modification of the Bi-Saver

                 Program), but excepting therefrom any sums resulting from administration of the biweekly payment feature of any such Bi-Weekly Mortgage Loan on or before the Transfer Date; and

                 (iii) Purchaser shall pay any sum required to be paid to any bi-weekly payment processing or marketing vendor employed by Purchaser for the set-up or performance of any payment processing or marketing functions in connection with the bi-weekly payment feature.


                                   ARTICLE IV

                GENERAL REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into this Sale Agreement, Seller represents and warrants that the following are true as of the execution of this Sale Agreement and further represents and warrants that the following will continue to be true through and including the final Transfer Date, unless another date is specified:

         4.1. DUE INCORPORATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction during the time of its activities with respect to the Mortgage Loans and the Servicing. Seller is properly licensed, qualified and in good standing to transact business in all appropriate jurisdictions and to conduct all activities performed with respect to origination and servicing of the Mortgage Loans.

         4.2. AUTHORITY AND CAPACITY. Seller has all requisite corporate power, authority and capacity to enter into this Sale Agreement and to perform the obligations required of it hereunder. The execution and delivery of this Sale Agreement, and the consummation of the transactions contemplated hereby, have each been duly and validly authorized by all necessary corporate action. This Sale Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency and similar laws and equitable principles affecting the enforceability of the rights of creditors generally.

         4.3. EFFECTIVE AGREEMENT. The execution, delivery and performance of this Sale Agreement by Seller, its compliance with the terms hereof and consummation of the transactions contemplated hereby (assuming receipt of the approvals required pursuant to this Sale Agreement) will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its charter, bylaws, or any instrument or agreement to which it is a party or by which it is bound or which affects the Servicing, including but not limited to the Servicing Agreements, or any state or federal law, rule, or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it or to the Servicing.

         4.4. COMPLIANCE WITH CONTRACTS AND REGULATIONS. Seller has complied with all material obligations under all contracts to which it is or was a party, and with all applicable federal, state and local laws and regulations with respect to and which affect any of the Servicing being purchased by Purchaser hereunder, including the origination of the Mortgage Loans. The laws and regulations which Seller has complied with include but are not limited to all applicable Agency Requirements. Seller has done, and will do, no act or thing which will materially adversely affect the Servicing or the Mortgage Loans.

         4.5. TITLE TO THE SERVICING AND RELATED ESCROW ACCOUNTS. As of the Sale Date, and through and including the Approval Date, Seller is and shall remain the custodian of the related escrow accounts. As of the Sale Date, the Seller is the lawful owner of the Servicing, has the sole right and authority, subject to Agency approval, to transfer the Servicing as contemplated hereby, and is not contractually obligated to sell the Servicing to any other party. The transfer, assignment and delivery of the Servicing in accordance with the terms and conditions of this Sale Agreement shall vest in Purchaser all rights as servicer free and clear of any and all claims, charges, defenses, offsets and encumbrances, except for those of the Agency, including but not limited to those of Seller. Neither Seller nor any other servicer of the Mortgage Loans has entered into a settlement agreement with any party or with any state attorney general relative to the handling or administration of tax and insurance escrows, except as has been disclosed to Purchaser in writing.

         4.6. RELATED ESCROW ACCOUNT MAINTENANCE. All related escrow accounts are being maintained in accordance with applicable law and Agency Requirements, and in accordance with the Servicing Agreements and the terms of the Mortgages related thereto. Except as to payments which are past due under the Notes, all escrow balances required by the Mortgages and paid to Seller for the account of the Borrowers and Seller are on deposit in the appropriate escrow/impound accounts. All funds received by the Seller in connection with the Mortgage Loans, including, without limitation, foreclosure proceeds, hazard insurance proceeds, condemnation proceeds and principal reductions, have promptly been deposited in the appropriate account, and all such funds have been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement or repairs to the Mortgaged Property or as otherwise required by applicable law and the Agency Requirements. There are no pledged accounts in lieu of escrow deposits.

         4.7. LITIGATION; COMPLIANCE WITH LAWS. As of the Sale Date, and through and including the Approval Date, there is and shall be no litigation, proceeding or governmental investigation existing or pending or to the knowledge of Seller threatened, or any order, injunction, decree or settlement agreement outstanding against or relating to Seller or the Servicing or Mortgage Loans, which may have a material adverse effect upon the business, operations, assets or financial condition of Seller or which may draw into question the validity of this Sale Agreement or which may impair the ability of Seller to perform its obligations under this Sale Agreement, nor does Seller know of any basis for any such litigation, proceeding or governmental investigation. As of the Sale Date, and through and including the Approval Date, Seller has not violated and will not violate any applicable law, regulation, ordinance, order, injunction, decree or settlement agreement, nor any other requirement of any governmental body or court, which may materially affect any of the Mortgage Loans or the Servicing. For purposes of this
Section 4.7, "litigation" shall include a suit for damages alone and shall not require that a specific performance remedy or injunction impacting the transfer of the Servicing be pending.

         4.8. ABILITY TO PERFORM. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Sale Agreement nor does Seller have any actual knowledge of any intent on the part of any Agency not to consent to the transfers contemplated hereby.

         4.9. STATEMENTS MADE. As of the Sale Date, no representation, warranty or written statement made by Seller, in connection with this Sale Agreement, or any exhibit, schedule, data tape, statement or certificate furnished to Purchaser by Seller or Seller's broker, Cohane Rafferty Securities, Inc., in connection with the transactions contemplated hereby by Seller contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.10. INSOLVENCY. Seller has not (i) admitted in writing its inability to pay its debts generally as they become due, (ii) filed a petition to take advantage of any applicable insolvency or reorganization statute, (iii) made an assignment for the benefit of its creditors or (iv) voluntarily suspended payment of any of its obligations.

         4.11. NO ACCRUED LIABILITIES. As of the Sale Date, there are no accrued liabilities of Seller with respect to the Mortgage Loans or the Servicing or circumstances under which such accrued liabilities will arise against Purchaser as successor to the Servicing, with respect to occurrences prior to the Sale Date.

         4.12. AGENCY REQUIREMENTS. Seller has performed all material obligations to be performed under Agency Requirements, and no event has occurred and is continuing which, but for the passage of time or the giving of notice or both, would constitute an event of default thereunder. The Mortgage Loans have been underwritten, originated, sold and serviced, and complete and accurate books and records have been kept and maintained in connection therewith, all in accordance with Agency Requirements and generally accepted accounting principles. Seller is an approved seller/servicer/issuer in good standing with FNMA, FHLMC and GNMA.

         4.13. AUDITS. Seller has not, as of the Sale Date, been the subject of allegations of material failure to comply with applicable loan origination, servicing or claims procedures, in its most recent Agency or PMI policy provider audits (if any) nor have any such audits resulted in a request for repurchase of Mortgage Loans or indemnification in connection with the Mortgage Loans, other than has been disclosed to Purchaser. Such disclosure shall not affect any rights or remedies which Purchaser may have against Seller as a result of an Agency repurchase demand or any indemnity or other remedy of Purchaser hereunder.

         4.14. COMPLIANCE WITH INSURANCE CONTRACTS. Seller has complied with all material obligations under all applicable insurance contracts, including hazard, flood and private mortgage insurance contracts, with respect to, and which affect any of the Servicing. Seller has not taken any action or failed to take any action which might cause the cancellation of or otherwise affect any of the insurance contracts, other than cancellation of PMI policies in compliance with Agency Requirements.

         4.15. ACCURACY OF SERVICING INFORMATION. As of the Sale Date, the information provided by Seller to Purchaser is true and correct, in all material respects.

         4.16. ERRORS AND OMISSIONS POLICY. Seller has in full force and effect an adequate errors and omissions policy or policies satisfying all Agency Requirements with respect to its servicing operations and a standard mortgage bankers blanket bond.

         4.17. FINANCIAL CONDITION OF SELLER/REGULATORY APPROVAL. Seller is not in receivership, conservatorship or bankruptcy, nor are any of its subsidiaries or affiliates. Seller is not operating pursuant to any restrictive operating agreement or order mandated by the OTS, the FDIC or any federal or state regulatory body.

         Except for Agency approval, the approval of OTS, FDIC or any other federal or state regulatory body having jurisdiction over Seller is not necessary for Seller's execution and consummation of this Sale Agreement or, if necessary, timely approval, reasonably acceptable to Purchaser, including any approval or filing required of Purchaser or Seller pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, shall be obtained by Seller, at its expense but with the assistance of Purchaser, and written evidence of same shall be provided to Purchaser by Seller on or before the Approval Date.


                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES AS TO MORTGAGE LOANS

         As further inducement to Purchaser to enter into this Sale Agreement, Seller represents and warrants to Purchaser, with respect to each Mortgage Loan, that the following are true as of the execution of this Sale Agreement and further represents and warrants that the following will continue to be true through and including the final Transfer Date, unless another date is specified:

         5.1. MORTGAGE DOCUMENTS. With respect to each Mortgage Loan, the Seller has in its possession all Required Documents or any miscellaneous items (except for those Required Documents disclosed to Purchaser by Seller as outstanding). All Required Documents and miscellaneous items shall be delivered to Purchaser or its custodian within the time frames set forth in this Agreement. The Mortgage, the Note, and each of the other documents executed in conjunction therewith are genuine, were duly executed by a Borrower of legal capacity, and all loan documents have been correctly completed and are valid and legally binding documents. Neither the operation of any of the terms of any Mortgage or Note, nor the exercise of any right thereunder, will render the Mortgage or Note unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto.

         5.2. VALIDITY/PROVISIONS. The security interest granted by the Borrower in the Mortgaged Property is a valid first lien. Seller has no knowledge of any facts which would impair the validity or value of the Note, the Mortgage, any other loan document or the

Mortgaged Property.   The Mortgage contains customary and enforceable
provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the material benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Except as may be permitted by Agency Requirements or related to bankruptcy and other similar laws affecting creditors' rights, there is no homestead or other exemption available to a Borrower that would interfere with the right to sell the Mortgaged Property by trustee's sale or the right to foreclose the Mortgage.

         5.3. NO DEFAULTS. As of the Sale Date, all payments required to be made up to and including the Sale Date for each Mortgage Loan under the terms of the related Note have been made, except as otherwise disclosed on the Mortgage Loan Schedule, and there are no other defaults in complying with the terms of the Mortgages. As of the Sale Date, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under a Mortgage Loan has occurred, and neither the Seller nor its predecessors have waived any default, breach, violation or event of acceleration. Other than with respect to Advances, the Seller has not advanced funds, nor has the Seller induced, solicited or knowingly received any advance of funds from a party other than the Borrower, directly or indirectly, for the payment of any amount required by the Mortgage Loan.

         5.4. COMPLIANCE WITH LAW. Each Mortgage Loan transaction complies in all material respects with each of the federal or state laws or regulations and Agency Requirements which pertain to the origination, closing, sale and servicing of the Mortgage Loan.

         5.5. MORTGAGE MODIFICATION. As of the Sale Date, the terms of each Mortgage have not been modified, no party thereto has been released in whole or in part, and no part of the Mortgaged Property has been released, except as was approved by the applicable Agency, or was allowed by Agency Requirements. As of the Sale Date, the full original principal amount of each Mortgage has been advanced as provided for in the Mortgage Loan documents, and there is no requirement for any future advances.

         5.6.PAYMENT TERMS. Except as otherwise disclosed in writing to Purchaser, there is no provision for negative amortization within any Mortgage Note with respect to any Mortgage Loan. To the best of Seller's knowledge, each Mortgage Note is payable in monthly installments of principal and interest, sufficient to amortize the Mortgage Loan fully by the maturity date stated in the Note, over a remaining term of not more than thirty years, within a tolerance of one hundred dollars ($100). Purchaser shall be entitled to the remedies set out in this Sale Agreement for breach of representation or warranty as if the forgoing representation and warranty shall have been given without any reference to a tolerance. Interest on each Mortgage Loan is calculated and payable in arrears.

         5.7.    LOANS AS DESCRIBED.   As of the Sale Date, the information set
forth in the Mortgage Loan Schedule is complete, true and correct, and the Servicing conforms to the description in Exhibit A. Except as identified in the Mortgage Loan Schedule, none of the Mortgage Loans are VA vendee loans. As of the Sale Date, none of the Mortgage Loans are the subject of nonstandard escrow arrangements. Except as set forth on the Mortgage Loan Schedule none of the Mortgage Loans will contain provisions for graduated payment mortgages, shared appreciation or contingent interest features, or interest rate buydowns wherein monthly payments are paid or partially paid with funds deposited in a separate account established by the Seller, the Borrower or anyone on behalf of the Borrower, or paid by any source other than the Borrower. Any Mortgage Loan identified as a buydown loan on the Mortgage Loan Schedule is subject to a buydown agreement which complies with the provisions of the applicable Agency Requirements and such buydown account is fully funded. Except as set forth in Exhibit A, FNMA MBS Servicing operates under standard FNMA MBS remittance procedures as set forth in the FNMA Seller/Servicer Guide, and is not FNMA Express or RPM. Except as set forth in Exhibit A, FHLMC ARC Servicing operates under standard FHLMC ARC remittance procedures as set forth in the FHLMC Seller/Servicer Guide, and is not FHLMC Super ARC.

         5.8. USURY. As of the Sale Date, each Mortgage Loan meets, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

         5.9. AGENCY LOAN COMMITMENT PROVISIONS. Each of the Agency Loan Commitments delivered to the Purchaser represents an executed original or is a certified (by Seller) true and correct copy of the original and in either case represents true and correct copies of the same. Each of the Agency Loan Commitments was in full force and effect during the term of such Agency Loan Commitments. To the best of Seller's knowledge, none of the Agency Loan Commitments provide for indemnification for losses (i.e. recourse servicing), including repurchase obligations. Purchaser, and any future successor or assignee of Purchaser, is and shall be, able to take full advantage of the benefits of any waivers affecting any Mortgage Loan for so long as such Mortgage Loan is outstanding.

         5.10. NON-RECOURSE SERVICING. None of the Servicing is subject to recourse against the servicer for losses in connection with the liquidation of a Mortgage Loan, borrower defaults or repurchase obligations upon the occurrence of nonpayment or other events, except as disclosed on the Mortgage Loan Schedule.

         5.11. POOLS. The Mortgage Loan Schedule sets forth a true and complete list of all pools. Each Mortgage Loan included in a pool meets all eligibility requirements for inclusion in such pool, in accordance with all Agency Requirements. All of the pools have been, or will as of the Transfer Date, be, finally and properly certified or recertified in accordance with Agency Requirements. The Servicing in respect of each Pool is, or will as of the Transfer Date, be, eligible under Agency Requirements to be transferred to the Purchaser. No Mortgage Loan has been bought out of a Pool without prior written approval of the applicable Agency to the extent required. The Mortgage Loan File to be delivered to the Purchaser will include all documents necessary in order for the appropriate custodian to certify and/or recertify the pools in accordance with Agency Requirements, except for those documents disclosed to Purchaser by Seller as outstanding, which documents shall be delivered to Purchaser or its custodian within the time frames set forth in this Agreement. With regard to the pools, the principal balance outstanding and owing on the Mortgage Loans in each pool is equal to or exceeds the amounts owing to the security holders of each pool. There is no pool insurance for the Mortgage Loans.

         5.12. EFFECTIVE INSURANCE. All required insurance policies, of whatever type, remain in full force and effect. The Seller has not engaged in, and has no knowledge of the mortgagor's having engaged in, any act or omission which would impair the coverage validity or binding effect of any such policies. There is in force with respect to each Mortgage Loan, as required by the applicable Agency, a hazard insurance policy that provides, at a minimum, for fire, windstorm, earthquake and extended coverage in an amount not less than the outstanding principal balance of the Mortgage Loan or the full insurable value of improvements, whichever is less. If required by the Flood Disaster Protection Act, each Mortgage Loan is covered by a flood insurance policy in an amount not less than the lesser of (i) the outstanding principal balance of the applicable Mortgage Loan or (ii) the maximum amount of insurance that is available under such Act. All individual insurance policies contain a standard mortgagee clause naming the Seller or the applicable Agency, and its successors and assigns, as mortgagee, and all premiums due and payable thereon have been paid. The Mortgage obligates the mortgagor thereunder to maintain hazard and/or flood insurance policies at the mortgagor's cost and expense, and on the mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such mortgagor's cost and expense, and to seek reimbursement therefor from the mortgagor, if reimbursement is permitted under applicable law, Agency Requirements and the Mortgage Loan documents.

         5.13. PAYMENT OF TAXES, INSURANCE PREMIUMS, ETC. All applicable taxes, special assessments and ground rents (i) have been paid prior to any "economic loss" dates or discount dates (or if payments were made after any "economic loss" date or discount date, then Seller has paid any penalty or reimbursed any discount out of Seller's corporate funds) and (ii) will continue to be paid as set forth in (i), if due within thirty (30) days after the Transfer Date, if Seller, or its tax service provider, has received notice that such payment is due at least five (5) Business Days prior to the Transfer Date. All flood and hazard insurance premiums and mortgage insurance premiums (i) which are due, have been paid without loss or penalty to the Borrower and (ii) will continue to be paid without loss or penalty to the Borrower, and if due within thirty (30) days after the Transfer Date and notice of such payment has been received at least five (5) Business Days prior to the Transfer Date will be paid prior to the Transfer Date, except as noted in Section 7.28. All Mortgage Loans required to carry escrows under applicable law, Agency Requirements or the Mortgage Loan documents, provide for tax and insurance escrows. All Mortgage Loans for which Seller has advanced funds for payment of all or part of the escrowed items have established escrows in amounts sufficient to reimburse such advances, if not prohibited by applicable law.

         5.14. PRIVATE MORTGAGE INSURANCE CONTRACTS. All Mortgage Loans required to have private mortgage insurance shall have current, transferrable, private mortgage insurance policies, the provisions of which have been and are being complied with. Such private mortgage insurance policies are in full force and effect, comply with applicable law and regulation, and any policy premiums due have been paid without loss or penalty to the Borrower. Except as disclosed by Seller in writing to Purchaser, there are no Mortgage Loans for which Seller funds the premium. Except as disclosed by Seller in writing to Purchaser, any Mortgage Loan subject to a private mortgage insurance policy obligates the Borrower thereunder to maintain the policy in full force and effect and to pay all premiums and charges in connection therewith.

         5.15. TAX SERVICE/FLOOD SERVICE. All of the Mortgage Loans have, or will have by the Transfer Date, been setup for transferrable, verified, life-of-loan, tax services by contract with Transamerica. All of the Mortgage Loans are, or will be by the Transfer Date, setup on transferable, verified, life-of-loan MapTrak flood tracking services by contract with FDSI.

         5.16. TAX IDENTIFICATION. All tax identifications for both individual mortgagors and the Mortgage Loan pools, have been certified as required by law and Agency Requirements. Seller has complied with all IRS requirements regarding the obtainment and solicitation of taxpayer identification numbers and the taxpayer identification numbers provided to Purchaser as reflected on the system are correct.

         5.17. IRS FORMS. All IRS forms, including, but not limited to, forms 1099, 1099A and 1098, as appropriate, which are required to be filed with respect to the Servicing for activity occurring on or before year end 1996 have been filed or will be filed in accordance with applicable law.

         5.18. CASUALTY LOSS/CONDEMNATION. As of the Sale Date, there are no uninsured casualty losses or casualty losses where coinsurance has been, or Seller has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is, or will be, greater than the recovery (less actual costs and expenses incurred in connection with such recovery) from the insurance carrier. No casualty insurance proceeds have been used to reduce Mortgage Loan balances or for any other purpose except to make repairs to the mortgaged premises, except as allowed pursuant to Agency Requirements, applicable law and the Mortgage Loan documents. All damage with respect to which casualty insurance proceeds have been received by or through Seller has been properly repaired or is in the process of being repaired using such proceeds. As of the Sale Date, there is no damage to the Mortgaged Property from fire, windstorm, flood, earthquake, other casualty, or any other property related circumstances or conditions that would adversely affect the value or marketability of any Mortgage Loan or Mortgaged Property. As of the Sale Date, there is no proceeding pending or to the best of Seller's knowledge, threatened for the partial or total condemnation of the Mortgaged Property that would adversely affect the Mortgage Loan, except as disclosed in writing to Purchaser.

         5.19. INTEREST ON ESCROWS. As of the Sale Date, Seller has credited to the account of Borrowers under the Mortgage Loans all interest required to be paid by law or by the terms of the related Note on any escrow/impound account. Evidence of such credit shall be provided to Purchaser upon request.

         5.20. OPTIONAL INSURANCE. All Mortgage Loans for which mortgage/credit life, accidental death, disability, unemployment, or any similar insurance is collected as part of the Borrower's monthly payment are identified in the Mortgage Loan Schedule. Any Mortgage Loan involved with any type of optional insurance has been properly serviced, including, without limitation, the proper application and collection of premiums, the maintenance of complete and accurate records, processing and payment of claims and the handling of correspondence.

         5.21. TITLE INSURANCE. As of the Sale Date, unless waived by the applicable Agency pursuant to a written waiver, a title policy, an abstract or an attorney opinion of title, acceptable in all respects under applicable Agency Requirements currently in effect, has been issued for each Mortgage Loan in an amount not less than the original amount secured by the Mortgage insuring, or opining in the case of an attorney opinion of title, that the Mortgage relating thereto is a valid first lien on the Mortgaged Property therein described and that the Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage, except for liens for real estate taxes and special assessments not yet due and payable and except for covenants, easements, restrictions and other matters of public record identified in the title policy or legal opinion which are reasonably acceptable to the Purchaser and acceptable to the applicable Agency, and all premiums with respect to each such policy have been paid.

         5.22. CUSTODIAN LEGAL FILES. As of the Approval Date, the Custodian Legal Files shall be as described in Exhibits H and K. The Custodian Legal Files contain all intervening assignments required by the applicable Agency. All pools held by custodians have been, or will by the Transfer Date be, certified and/or recertified as required by the Agencies.

         5.23. ESCROW ANALYSIS. Seller has conducted an escrow analysis for each escrowed Mortgage Loan in accordance with applicable law and Agency Requirements. All books and records with respect to each Mortgage Loan comply with applicable law and regulation and Agency Requirements, and have been adjusted to reflect the results of the escrow analyses. Except as allowed by applicable law and Agency Requirements, there is no inflation factor used in the escrow analysis. Seller has delivered notification to the Borrower(s) under each Mortgage Loan of all adjustments resulting from such escrow analyses.

         5.24.  LOCATION AND TYPE OF MORTGAGED PROPERTY.   The Mortgaged
Property is located in the state identified in the Mortgage Loan Schedule and in connection with Mortgage Loans that are not secured by cooperative units, consists of one or more parcels of real property with a detached single family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit in a condominium project which has received Agency approval, or an individual unit in a planned unit development, provided, however, that any condominium project or planned unit development conforms with the applicable Agency Requirements regarding such dwellings.

         5.25.  COMPLETION ESCROWS.   As of the Sale Date, except as disclosed
in writing by Seller to Purchaser, there are no Mortgage Loans subject to outstanding completion escrows.

         5.26. ADJUSTABLE RATE LOANS. Adjustable rate Mortgage Loans have been adjusted in accordance with the terms of the Mortgage Loan documents and Agency Requirements. The conversion features of any adjustable rate Mortgage Loans which are convertible to fixed rate Mortgage Loans are reasonable and customary, and upon conversion, are redeliverable to the Agencies. The Servicing fee for adjustable rate Mortgage Loans, as stated in Exhibit A, is a minimum fee and shall not be reduced in the event of an interest rate change.

         5.27. ELECTRONIC DRAFTING OF PAYMENTS. Concerning Mortgage Loans for which the Seller drafts monthly payments electronically from the Borrower's bank account, such drafting occurs in compliance with Agency Requirements, and the applicable agreement with the Borrower.

         5.28. NOTICE OF RELIEF REQUESTED PURSUANT TO THE SOLDIERS AND SAILORS RELIEF ACT OF 1940 OR SIMILAR LAWS. Except as currently active and previously disclosed in writing by Seller to Purchaser, as of the Sale Date and periodically thereafter throughout the Interim Subservicing Period and the Subservicing Period, the Seller has not received notice from any Borrower or other party with respect to any Mortgage Loan of a request for relief pursuant to or invoking any of the provisions of the Soldiers and Sailors Civil Relief Act of 1940 or similar state or federal law suspending payments of amounts due under the Note or the commencement of foreclosure proceedings.

         5.29. REIMBURSEMENT FOR ADVANCES. As of the Sale Date, any monies paid by Purchaser to Seller representing Advances made by Seller to the Agencies for payments due them, are either fully recoverable from the Borrowers or the Agency, and Seller has not by neglect or otherwise prejudiced or adversely affected the rights of Purchaser to recover such Advances from the Borrowers and/or the Agencies. Seller has not been reimbursed by the Borrowers or the Agencies for any such costs or expenses advanced which will be paid to Seller by Purchaser pursuant to the provisions hereof.


                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into this Sale Agreement, Purchaser represents and warrants that the following are true as of the execution of this Sale Agreement and further represents and warrants that the following will continue to be true through and including the Transfer Date:

         6.1. DUE INCORPORATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser is qualified to transact business in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified will not have a material adverse effect on the Seller, the Purchaser or the Servicing.

         6.2. AUTHORITY AND CAPACITY. Purchaser has all requisite corporate power, authority and capacity to enter into this Sale Agreement and to perform the obligations required of it hereunder. The execution and delivery of this Sale Agreement and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary corporate action. This Sale Agreement constitutes a valid and legally binding agreement of Purchaser enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles, affecting the enforceability of the rights of creditors.

         6.3. EFFECTIVE AGREEMENT. The execution, delivery and performance of this Sale Agreement by Purchaser, its compliance with the terms hereof and the consummation of the transactions contemplated hereby (assuming receipt of the approvals required pursuant to this Sale Agreement) will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under the certificate of incorporation, bylaws, or any instrument or agreement to which it is a party or by which it is bound or which affects the Servicing, or any state or federal law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it or to the Servicing.

         6.4. COMPLIANCE WITH REGULATIONS. After the Transfer Date, Purchaser shall comply with all material obligations under all contracts to which it is a party, and with all applicable federal, state and local laws and regulations, with respect to and which affect any of the Servicing being purchased by Purchaser hereunder. The laws and regulations which Purchaser shall comply with include but are not limited to all applicable Agency Requirements. Purchaser will do no act or thing which will materially adversely affect the Servicing or the Mortgage Loans.

         6.5. GOOD STANDING. Purchaser is a mortgage lender and servicer in good standing with all appropriate regulatory authorities, including, without limitation, the Agencies.

         6.6. LITIGATION; COMPLIANCE WITH LAWS. As of the Sale Date and through and including the Approval Date, there is and shall be no litigation, proceeding or governmental investigation pending, or any order, injunction, settlement or decree outstanding against or involving Purchaser which materially adversely affects any of the Servicing. Additionally, as of the Sale Date and through and including the Approval Date, there is and shall be no litigation, proceeding or governmental investigation existing or pending or to the knowledge of Purchaser threatened, or any order, injunction or decree outstanding against or relating to Purchaser that has not been disclosed by Purchaser to Seller in writing which could have a material adverse effect upon the Servicing, nor does Purchaser know of any basis for any such litigation, proceeding, or governmental investigation. As of the Sale Date and through and including the Approval Date, Purchaser has not violated and will not violate any applicable law, regulation, ordinance, order, injunction or decree, or any other requirement of any governmental body or court, which may materially adversely affect any of the Servicing. For purposes of this Section 6.6, "litigation" shall include a suit for damages alone and shall not require that a specific performance remedy or injunction impacting the transfer of the Servicing be pending.

                                  ARTICLE VII

                                   COVENANTS

         7.1. NOTICE TO BORROWERS. At Seller's expense, Seller shall mail to the Borrower of each Mortgage Loan, no later than fifteen (15) days prior to the Transfer Date, a letter advising the Borrower of the transfer of Servicing to Purchaser; provided, however, the content, format and timing of the letter shall be mutually agreed upon by Purchaser and Seller and shall comply with applicable law. Seller shall provide Purchaser with a copy of a sample notice at least five (5) Business Days before the mailing of same; and once notices are mailed, an officer's certification that all notices have been sent as required.

         7.2. NOTICE TO TAXING AUTHORITIES AND INSURANCE COMPANIES. No later than a date ten (10) days prior to the Transfer Date, at Seller's expense, Seller shall transmit to the applicable taxing authorities (notice to such taxing authorities may be accomplished by notice to Seller's current tax service provider) and (mortgage/hazard/flood) insurance companies and/or agents, notification of the assignment of the Servicing to Purchaser and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to Purchaser from and after the Transfer Date. For all such notices not accomplished by tape transmission, Seller shall provide Purchaser with a copy of a sample notice and an officer's certification that all notices have been sent as required. On the Transfer Date, Seller shall provide Purchaser with a list of all applicable taxes, assessments and ground rents to be paid within ninety (90) days after the Transfer Date.

         7.3. DELIVERY OF LOAN DOCUMENTS. No later than five (5) Business Days after the Transfer Date, Seller shall deliver to Purchaser, the Servicing Files and miscellaneous servicing lists listed in Exhibits H through K; provided, however, Purchaser and Seller may agree on a staggered delivery timetable which commences on an earlier date. Files will be boxed, labelled, inventoried and shipped in accordance with Purchaser's reasonable instructions.

         7.4. DELIVERY OF SERVICING RECORDS. No later than five (5) Business Days after the Transfer Date, Seller shall forward to Purchaser all servicing records outlined in Exhibit L in accordance with the procedures described in Exhibit L.

         7.5.     ESCROW/IMPOUND BALANCES/UNREMITTED PRINCIPAL AND INTEREST.
No later than five (5) Business Days after the Approval Date, Seller shall provide Purchaser with immediately available funds in the amount of the Escrow/Impound Funds associated with the Mortgage Loans. No later than five
(5) Business Days after the Approval Date and again no later than five (5) Business Days after the Transfer Date, Seller shall provide Purchaser with an accounting statement of the Escrow/Impound Funds sufficient to enable Purchaser to reconcile same with the accounts of the Mortgage Loans. Additionally, no later than five (5) Business Days after the Approval Date, Seller shall provide Purchaser with immediately available funds in the amount of the minimum cash per Paragraph 7.10.

         No later than five (5) Business Days after the Approval Date, Seller shall provide Purchaser with immediately available funds in the amount of the unremitted principal and interest associated with the Mortgage Loans which has not been deposited into Purchaser's custodial accounts. No later than five (5) Business Days after the Approval Date and again no later than five (5) Business Days after the Transfer Date, Seller shall provide Purchaser with an accounting statement of the unremitted principal and interest sufficient to enable Purchaser to reconcile same with the accounts of the Mortgage Loans.

         7.6. MORTGAGE LOAN PAYMENTS RECEIVED PRIOR TO TRANSFER DATE. Prior to the Transfer Date, all payments received by Seller on each Mortgage Loan shall be properly applied by Seller to the account of the particular Borrower.

         7.7. MORTGAGE LOAN PAYMENTS RECEIVED AFTER TRANSFER DATE. The amount of any Mortgage Loan payments received by Seller after the Transfer Date shall be forwarded to Purchaser for a period of sixty (60) days after the Transfer Date, at Seller's expense by overnight mail within 24 hours of the date of receipt; provided, however, Seller shall notify Purchaser of the particulars of the payment, which notification shall be satisfied if Seller forwards with its payment sufficient information to permit appropriate processing of the payment by Purchaser. To the extent that after the Transfer Date, Seller is reimbursed by the Borrowers, or the Agencies for any Advances for which Purchaser made payment to Seller, then such reimbursement shall be immediately forwarded to Purchaser.

         7.8. MISAPPLIED PAYMENTS. Misapplied payments shall be processed as follows:

         (a)  Both parties shall cooperate in correcting misapplication errors.

         (b) The party receiving notice of a misapplied payment occurring prior to the Transfer Date and discovered after the Transfer Date shall immediately notify the other party.

         (c) If a misapplied payment which occurred prior to the Transfer Date cannot be located by either party and said misapplied payment has resulted in a shortage in a Mortgage Loan account, Seller shall be liable for the amount of such shortage. Seller shall reimburse Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from Purchaser.

         (d) If a misapplied payment has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within ten (10) Business Days after notice thereof by the other party.

         (e) Any check issued under the provisions of this Section 7.8 shall be accompanied by a statement indicating the purpose of the check, the Borrower and Mortgaged Property address involved, and the corresponding Seller and/or Purchaser account number.

         7.9. BOOKS AND RECORDS. On the Transfer Date, the books, records and accounts of Seller with respect to the Mortgage Loans shall be in accordance with all applicable Agency Requirements, in all material respects (when considered individually and in the aggregate).

         7.10. MINIMUM CASH RECONCILIATION. Seller shall, on or before the Payment Date, reconcile control group and pool balances to investor's trial balances outstanding, principal and interest cash balances to minimum cash requirements, including any differences created by over/under collateralized pools. Seller shall document (applicable reports required to verify minimum cash shall be generated and sent to Purchaser via overnight mail on the fifth Business Day following the Approval Date, and again on the fifth Business Day following the Transfer Date), to Purchaser's reasonable satisfaction, differences to meet the Purchaser's balancing requirements. Any monetary adjustments made by Seller, allowed by the applicable Agency and necessary to bring all balances into agreement will be reimbursed by Purchaser to Seller via overnight mail on the fifth Business Day after each and every payment until Seller shall be made whole.

         7.11. DATA RECONCILIATION. Seller shall forward to Purchaser, via overnight mail on the second Business Day following the Transfer Date, such additional reports as are described on Exhibit E to enable Purchaser to reconcile data conversion from Seller's computer system to Purchaser's computer system.

         7.12. IRS FORMS. Seller shall mail, on or before the date required by law, all IRS required forms, including form numbers 1099, 1099A or 1098 (as appropriate) to all parties entitled to receive same for the period from January 1, 1997, until the Transfer Date. Seller shall provide copies of such forms to Purchaser upon request and shall reimburse Purchaser for any fines or penalties incurred by Purchaser due to Seller's failure to comply with this
Section 7.12. Purchaser shall make such IRS filings pertaining to events after the Transfer Date.

         7.13.  RETURNED CHECKS.  Purchaser shall reimburse Seller within seven
(7) Business Days for all checks for mortgage payments received by the Seller prior to the Transfer Date and which are returned to Seller, unpaid, on or after the Transfer Date. Seller shall identify the check, show how the check was applied to the Borrower's account, and present the returned check to the Purchaser promptly after receipt.

         7.14.  INSURANCE POLICIES.   After the Transfer Date, Seller shall
deliver such insurance policies or renewals as it may receive to Purchaser within five (5) Business Days of its receipt of same.

         7.15.  PAYMENT OF PROPERTY INSURANCE PREMIUMS.   Seller shall pay,
prior to the Transfer Date, all property insurance premiums for which it receives bills five (5) Business Days prior to the Transfer Date that are due within thirty (30) days after the Transfer Date. Seller shall immediately deliver to the Purchaser all bills and correspondence related to the Mortgage Loans and received by it subsequent to the Transfer Date. On the Transfer Date, Seller shall forward to Purchaser a listing of all Mortgage Loans that have property insurance premiums due within thirty (30) days after the Transfer Date and for which Seller did not pay the bills prior to the Transfer Date.

         7.16.  ESCROW ANALYSIS.   Prior to the Transfer Date, Seller shall
perform an escrow analysis as of a date that is not more than twelve (12) months prior to the Transfer Date, of all Mortgage Loans and bring about any necessary changes in payment prior to the Transfer Date.

There will be no inflation factor used in the escrow analysis. Refunds of escrow overages are to be made in accordance with applicable law and Agency Requirements. Escrow shortages are to be billed or prorated in the monthly payment over a period of not more than twelve (12) months (or up to twenty four
(24) months in limited cases). Copies of the escrow analyses by month and in Mortgage Loan number order, are to be provided to Purchaser within five (5) Business Days of the Transfer Date on microfilm.

         7.17.  PROPERTY TAXES.   Seller shall cause to be paid prior to the
Transfer Date all tax bills (including interest, late charges, and penalties in connection therewith) that are issued by a taxing authority and relate to Mortgaged Property and that are received by Seller, or available to Seller's tax service provider in states where Seller utilizes a tax service provider, five (5) Business Days prior to the Transfer Date that are due within thirty
(30) days after the Transfer Date. Seller or, on behalf of Seller, its tax service provider, shall immediately forward to Purchaser all tax bills received by Seller after the Transfer Date or received by Seller before the Transfer Date but which are due more than thirty (30) days after the Transfer Date. The foregoing shall in no way impose upon Seller an obligation to pay any taxes (including interest, late charges, and penalties associated therewith) for which (i) a title insurer has an obligation to pay by virtue of the terms of a mortgagee policy of title insurance which is issued in connection with the origination of the subject Mortgage Loans and which insures Purchaser subsequent to the Transfer Date or (ii) a taxing authority has billed the mortgagor directly rather than billing the Seller or the tax service provider directly. On the Transfer Date, Seller shall forward to Purchaser a listing of all Mortgage Loans that have property taxes due within thirty (30) days after the Transfer Date and for which Seller did not pay the bills prior to the Transfer Date.

         7.18. SOLICITATION OF MORTGAGES: From and after November 28, 1996, neither Seller nor any affiliate or agent of Seller shall, during the remaining term of any of the Mortgage Loans, take any action to personally, by telephone, by mail or otherwise, directly or indirectly, solicit the prepayment or modification of the Mortgage Loans, in whole or in part, or offer any Borrower any other mortgage or non-mortgage related products. Notwithstanding the foregoing, it is understood and agreed that promotions which are directed to the general public, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements, shall not constitute solicitations under this paragraph.

         7.19. PURCHASE FROM POOLS. Prior to the Approval Date, Seller shall remove, with respect to the Non-Eligible Mortgage Loans, every Mortgage Loan for which a sale of the Mortgaged Property has been conducted following foreclosure, or for which a foreclosure sale has been scheduled.

         7.20. AGENCY/REGULATORY APPROVALS. Seller shall, on or before the Approval Date, obtain any required Agency written approvals, and such approvals as may be needed from appropriate regulatory bodies, of the transfer of Servicing from Seller to Purchaser. Seller shall deliver to Purchaser, on or before such date, documentary proof of the receipt of such approvals. In addition, on or before the Approval Date, Seller, at its expense, shall obtain such approvals as may be needed from appropriate regulatory bodies.

         7.21. RECEIPT OF RECORDED DOCUMENTS. Seller shall diligently, but in no event later than eighteen (18) months following the Sale Date, obtain original recorded (i) security instruments, (ii) recorded assignments (in accordance with applicable law and Agency Requirements), and (iii) other documents of transfer, all of which are required to be delivered pursuant to this Agreement and which were not previously forwarded to Purchaser or its custodian. Seller shall forward same to Purchaser, at Seller's expense, and shall also provide Purchaser with a monthly status report regarding the outstanding assignments. In connection with Mortgage Loan satisfactions taking place prior to Purchaser's receipt of such recorded assignments, Seller shall cooperate with Purchaser in handling satisfactions and hold Purchaser harmless from expenses and penalties stemming from Purchaser's non-receipt of such recorded assignments.

         7.22. AGENCY LOAN COMMITMENTS. Seller shall have provided to Purchaser, prior to the Sale Date certified (by Seller) true and correct copies of Agency Loan Commitments or special Agency or other agreements entered into by Seller and in Seller's possession, relating to the Servicing, which were executed or are effective on or after a date five (5) years prior to the Sale Date. Seller shall also promptly provide to Purchaser any related documents when requested by Purchaser.

         7.23. UCC SECURITY INTEREST. Seller shall provide Purchaser with evidence, at Seller's expense, that there exists no security interest in the Servicing given by Seller to a third party, including an Agency, except for that certain security interest in favor of National City Bank of Kentucky, such evidence to consist of (i) a UCC search by Seller directly or a reputable third party vendor which shows to Purchaser's reasonable satisfaction that no such security interest exists as of the Sale Date, Seller to provide such evidence no later than the Approval Date, (ii) written acknowledgement that no such security interest exists from the applicable Agency investors, and (iii) at the request of Purchaser, an opinion letter of Seller's counsel, dated the Approval Date, which shall opine to Purchaser's reasonable satisfaction that no third-party security interest given by the Seller exists in the Servicing, except as disclosed in this Section 7.23.

         In the event that such a security interest is shown to exist per item
(i) above, and in connection with the security interest which exists in favor of National City Bank of Kentucky, Seller shall immediately provide Purchaser with such documentation as is required by Purchaser to evidence removal of such security interest by the Sale Date, including any appropriate security interest waiver executed by the security holder.

         Purchaser agrees to execute, as of the Sale Date, an acknowledgement of a security interest in Seller's right to receive proceeds under the terms of this Sale Agreement in favor of National City Bank of Kentucky, in a form reasonably acceptable to Purchaser and Seller.

         7.24. MORTGAGE LOAN MANAGEMENT FEE. On the Payment Date, Seller shall pay, with respect to any Mortgage Loan that transfers to Purchaser on the Transfer Date, and on the Sale Date: (i) is delinquent with respect to four
(4) or more monthly installments; or (ii) is a Bankruptcy Loan; or (iii) is a Foreclosure Loan; or (iv) is a Litigation Loan; and (v) that was not removed from the mortgage pool; a fee equal to $1,000 for every such Mortgage Loan relating to Mortgaged Property outside New York and $1,500 for every such Mortgage Loan relating to Mortgaged Property inside New York. Such fee shall compensate Purchaser for its services in managing the default and foreclosure process, and shall be in addition to any indemnification in favor of Purchaser as provided for in Section 11.2(k).

         7.25. DELIVERY OF ADJUSTABLE RATE DOCUMENTS. Upon Seller's performance of an interest rate adjustment on an adjustable rate Mortgage loan, Seller creates a separate file containing copies of loan history, the Note and any Note riders (the "Tickler File"). Seller shall separately deliver to Purchaser the Tickler File on or before the Transfer Date. This document delivery requirement is in addition to the file documentation requirements of Exhibits G through K.

         7.26. DEFAULT MANAGEMENT. With respect to any Loan past due under the terms of the Note, or in any stage of bankruptcy, litigation or foreclosure, Seller shall, no earlier than a date fifteen (15) days prior to the Transfer Date or such earlier date as may be mutually agreed upon by Seller and Purchaser, provide Purchaser with written notice of all actions required to be performed by a servicer within thirty (30) days of the Transfer Date, which are known to Seller, or which should be known to Seller in the performance of its duties as a servicer under Agency Requirements, and which are required to assure compliance with any insurer or guarantor requirements. Seller shall cooperate with and assist Purchaser, as reasonably requested by Purchaser, in providing information and assistance in connection with the orderly transition of the default management function from Seller to Purchaser.

         7.27. UNCERTIFIED POOLS. Seller shall diligently utilize best efforts to obtain the approval of GNMA to the transfer of Servicing for the Mortgage Loans contained within the Uncertified Pools on or before June 20, 1997. If such approval is not obtained on or before June 20, 1997, Seller shall continue to diligently utilize best efforts to obtain such approval prior to the GNMA Transfer Date. If such approval is ultimately obtained, in whole or in part, on or before a date sufficient to allow transfer of the Servicing on the Uncertified Pools on the GNMA Transfer Date, but after the initial Approval Date, Seller shall proceed to transfer the Servicing for the Mortgage Loans contained within such Uncertified Pools to Purchaser pursuant to the payment provisions and terms of this Sale Agreement, and the date on which such approval(s) is obtained shall be deemed the "Approval Date" for the Mortgage Loans contained within the Uncertified Pools.

         7.28. FHA INSURANCE PAYMENTS. Within three (3) Business Days of each Transfer Date, Seller shall provide to Purchaser an electronic tape instructing Purchaser as to the FHA insurance premium payment status of each FHA insured Mortgage Loan. In lieu of such tape, Purchaser may, at least five (5) months prior to each Transfer Date, provide written instruction to Seller as to the payment of FHA insurance premiums due in the month of transfer. Provided that Seller follows such written instruction, Seller shall incur no liability for improper payment of such FHA insurance premiums.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER

         The obligation of Purchaser to consummate the transaction described in this Sale Agreement is subject to the material compliance with the following conditions:

         8.1. DOCUMENTATION TO BE DELIVERED. No later than five (5) Business Days after the Approval Date, Purchaser, or its custodian, shall have received the Custodial Legal Files required to be delivered hereunder by such date. Within five (5) Business Days of the Transfer Date, the information which is described in Exhibits H through K shall have been transferred to Purchaser as described therein. Within three (3) Business Days of the Transfer Date, the information which is described in Exhibit L shall have been transferred to Purchaser as described therein. The books, records and accounts of Seller with respect to the Mortgage Loans being transferred shall be in order according to all applicable regulations.

         8.2. CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in this Sale Agreement are true and correct on the date of execution of this Sale Agreement and through and including the Transfer Date.

         8.3. COMPLIANCE WITH CONDITIONS. All of the terms, covenants and conditions of this Sale Agreement required to be complied with and performed by Seller shall have been duly complied with and performed.

         8.4. CORPORATE CERTIFICATE. By the Sale Date, Purchaser shall have received from Seller a certified copy of its corporate resolution approving the execution and delivery of this Sale Agreement and the consummation of the transactions contemplated hereby, together with such other certificates of incumbency and other evidences of corporate authority as Purchaser or its counsel may reasonably request, and a current certificate of good standing from Seller's state of incorporation.

         8.5. AGENCY/REGULATORY APPROVAL. No later than the Approval Date, Seller shall have obtained the approval of the Agencies and every other governmental agency or regulatory authority having jurisdiction with respect to the Mortgage Loans to the transfer and sale of the Servicing from the Seller to the Purchaser in accordance with the terms of this Sale Agreement including any approval required under the Hart- Scott-Rodino Antitrust Improvements Act, and if any such approval is conditioned in any way, such conditions shall be reasonably acceptable to the Purchaser.

         8.6. OPINION OF COUNSEL. By the Sale Date, Purchaser shall have received from Seller an opinion of counsel for the Seller in a form acceptable to Purchaser.

         8.7. ADDITIONAL AGREEMENTS: By the Sale Date, Purchaser and Seller shall have executed the Interim Subservicing Agreement and the Subservicing Agreement and Fund American Enterprises Holdings, Inc. shall have executed the Guaranty Agreement.


                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER

         The obligation of Seller to consummate the transactions described in this Sale Agreement is subject to the satisfaction of the following conditions:

         9.1. CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in this Sale Agreement are true and correct on the execution hereof and through and including the final Transfer Date.

         9.2. COMPLIANCE WITH CONDITIONS. All of the material terms, conditions and covenants of this Sale Agreement required to be complied with and performed by Purchaser shall have been duly complied with and performed.

         9.3. CORPORATE CERTIFICATE. By the Sale Date, Seller shall have received from Purchaser a certified copy of its corporate resolution approving the execution and delivery of this Sale Agreement and the consummation of the transactions contemplated hereby, together with such other certificates of incumbency and other evidences of corporate authority as Seller or its counsel may reasonably request, and a current certificate of good standing from Seller's state of incorporation.

         9.4. AGENCY/REGULATORY APPROVALS: No later than the Approval Date, Seller shall have obtained the approval of the Agencies and every other governmental agency or regulatory authority having jurisdiction with respect to the Mortgage Loans to the transfer and sale of the Servicing from the Seller to the Purchaser in accordance with the terms of this Sale Agreement, including any approval required under the Hart-Scott-Rodino Antitrust Improvements Act, and if any such approval is conditioned in any way, such conditions shall be reasonably acceptable to the Seller.

         9.5. OPINION OF COUNSEL. By the Sale Date, Seller shall have received from Purchaser an opinion of counsel for the Purchaser in a form acceptable to Seller.


                                   ARTICLE X

                                  TERMINATION

         This Sale Agreement may be terminated in whole or in part with respect to the Servicing on or before the Approval Date:

                 i) By Purchaser, if any of the conditions in Article VIII of this Sale Agreement shall not have been met at the appointed time or waived; provided further, to the extent the Sale Agreement is terminated only in part, i.e., with respect to only the FNMA Servicing, the FHLMC Servicing or the GNMA Servicing, Purchaser shall have the right to revise the Purchase Price Percentage for the remaining portion of the Servicing based on Purchaser's reasonable re-evaluation of the characteristics of such remaining portion; provided, however, such revision shall be acceptable to Seller. If this Sale Agreement is terminated pursuant to this provision, as liquidated damages, and as sole remedy for Seller's default, Purchaser shall be entitled to $120,000 from Seller, provided, however, such amount shall not be payable if termination is based upon Section 8.5 and failure to obtain approval is not related to Seller's lack of compliance with Agency Requirements.

                 ii) By Seller, if any of the conditions set forth in Article IX of this Sale Agreement shall not have been met at the appointed time or waived. If this Sale Agreement is terminated pursuant to this provision, as liquidated damages and as sole remedy for Purchaser to default, Seller shall be entitled to $120,000 from Purchaser, provided, however, such amount shall not be payable if termination is based upon Section 9.4 and failure to obtain approval is not related to Purchaser's lack of compliance with Agency Requirements.

                 iii)  By mutual consent of the Seller and Purchaser.

         If this Sale Agreement is terminated pursuant to this Article X, then, the Servicing shall be returned to Seller and: (i) the Deposit, plus accrued interest at the 30-day LIBOR rate from the date of deposit until return to Purchaser, shall be immediately returned to Purchaser by Seller; and (ii) the Servicing Income Rights actually collected by Purchaser (including the benefit of any interest accrual on the custodial accounts) from the Sale Date to the date of notice of termination, shall be immediately returned to Seller by Purchaser.


                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1. COSTS AND EXPENSES. Seller shall pay the costs of preparing and recording assignments (and/or other documents of transfer) from Seller to Purchaser, preparing, in recordable form, but not recording the assignment from Purchaser to the Agency, securing the approvals of the Agencies, and every other governmental agency or regulatory authority whose approval is required (including any approval required of Seller or Purchaser under the Hart-Scott-Rodino Antitrust Improvements Act), Agency transfer fees, tax service contract transfer fees, recertifying pools, Seller's custodial charges (including the cost of insurance coverage in effect during transportation of the Custodian Legal Files), and shipping Mortgage Loan files and Seller's custodial files to Purchaser and Purchaser's custodian. Purchaser shall pay setup fees, if any, associated with the transfer of the Mortgage Loans onto life-of-loan Transamerica Tax

Service contracts. Seller shall pay transfer fees, if any, associated with the setup of the Mortgage Loans onto life-of-loan FDSI MapTrak flood tracking service contracts.

         11.2. INDEMNIFICATION BY SELLER. In connection with the Mortgage Loans and the Servicing, Seller shall indemnify and hold Purchaser harmless from and shall reimburse Purchaser for any losses, damages, deficiencies, claims, causes of action or reasonable out-of-pocket expenses, of any nature (including reasonable attorneys' fees) incurred by Purchaser which:

         (a) Result from any error in the representations made by Seller in this Sale Agreement, or in any schedule, written statement or certificate furnished by Seller pursuant to this Sale Agreement;

         (b) Result from any breach of representation or warranty by Seller, or the non-fulfillment of any covenant or condition of Seller contained in this Sale Agreement, or in any schedule, written statement or certificate furnished by Seller pursuant to this Sale Agreement;

         (c) Result from any defect in any Mortgage Loan existing as of the Sale Date (including those defects subsequently discovered), or as a result of any act or omission of originator, servicer or Seller prior thereto;

         (d) Result from errors in originating, setting-up or servicing any of the Mortgage Loans (e.g., incorrect rates, misquoted payoffs, misapplied payments or other errors in payment collection and/or processing, failure to file timely notice of default, failure to pay taxes or other charges including penalties and interest) prior to the Sale Date, or as a result of Seller's or originator's or any prior servicer's act or omission prior thereto. Such errors may include improper action or failure to act when required to do so;

         (e) Result from litigation existing, settled or threatened involving the Servicing or any of the Mortgage Loans and relating to events occurring prior to the Sale Date;

         (f) Result from repurchase requirements in connection with the conversion of convertible/adjustable rate Mortgage Loans which converted as of a date prior to the Sale Date;

         (g) Result from the "with recourse" nature of the Mortgage Loans described on Exhibit M;

         (h) Result from VA No-Bids, including, without limitation, those resulting in Buydowns, for a period of two years following the anniversary of the Sale Date up to an amount not to exceed $3.3 Million Dollars. In this regard, Purchaser shall take all steps necessary to mitigate the VA No-Bid or Buydown loss and will notify Seller of such steps;

         (i) Result from administration of the Bi-Saver Program prior to the Transfer Date, as it relates to any Bi-Weekly Mortgage Loan;

         (j) Result from Purchaser's inability to certify or recertify pools within the time periods required by the Agency due to Seller's failure to deliver all Required Documentation necessary for certification;

         (k) Result from any Mortgage Loan which, as of the Sale Date, is a Foreclosure Loan, Bankruptcy Loan or Litigation Loan;

         (l) Result from failure to obtain full recovery on a guaranty for a Mortgage Loan which, as of the Sale Date is a VA vendee Mortgage Loan, due to the discount given to any prior holder of such VA vendee Mortgage Loan (net of any loss resulting from Purchaser's error in servicing such VA vendee Mortgage
Loan); and

         (m) Result from any failure to have received from Seller, either directly or through its custodian, any Required Documents, disclosures required by state or federal law or regulation (including but not limited to disclosures required by the Truth-In-Lending Act or the Real Estate Settlement Procedures
Act), or any items required to be in the possession of the Seller under applicable Agency Requirements.

         With respect to the representations and warranties set forth in this Sale Agreement, which were made to the best knowledge of the Seller (except for Section 7.26), if it is discovered that the substance of such representation or warranty is inaccurate, Purchaser is entitled to all remedies to which Purchaser would be entitled for breach of representation or warranty, including without limitation the repurchase requirements set forth in Section 11.5, notwithstanding Seller's lack of knowledge with respect to the inaccuracy of the representation or warranty.

         11.3. INDEMNIFICATION BY PURCHASER. In connection with the Mortgage Loans and the Servicing, Purchaser shall indemnify and hold Seller harmless from and shall reimburse Seller for any losses, damages, deficiencies, claims, causes of action or reasonable out-of-pocket expenses, of any nature (including reasonable attorneys' fees) incurred by Seller which:

         (a) Result from any error in the representations made by Purchaser in this Sale Agreement, or in any schedule, written statement or certificate furnished by Purchaser pursuant to this Sale Agreement;

         (b) Result from any breach of representation or warranty by Purchaser, or the non-fulfillment of any covenant or condition of Purchaser contained in this Sale Agreement, or in any schedule, written statement or certificate furnished by Purchaser pursuant to this Sale Agreement;

         (c) Result from errors in servicing any of the Mortgage Loans (e.g., incorrect rates, misquoted payoffs, misapplied payments, failure to file timely notice of default or failure to pay taxes or other charges including penalties and interest) after the Transfer Date. Such errors may include improper action or failure to act when required to do so; and

         (d) Result from litigation existing, settled or threatened involving the Servicing or the Mortgage Loans which is based on Purchaser's wrongdoing following the Transfer Date;

         (e) Result from Purchaser's custodian's failure to complete its review of the delivered documentation on or before a date one hundred twenty
(120) days after the Approval Date;

         (f) Result from the post Transfer Date administration of the bi-weekly payment feature of any Bi-Weekly Mortgage Loan that transfers to Purchaser on the Transfer Date (including any cancellation fees due Borrowers as a result of transfer or modification of the Bi-Saver Program), but excepting therefrom losses resulting from administration of the biweekly payment feature of any such Bi-Weekly Mortgage Loan on or before the Transfer Date;

         (g) Result from Seller's following the written instructions of Purchaser provided pursuant to Section 7.28.

         11.4. NOTICE UNDER INDEMNIFICATION. If either party ("Indemnitee") asserts any rights of indemnification hereunder, it shall give written notice to the other party ("Indemnitor") prior to expiration of the Survival Period (as defined in Section 11.6). Indemnitor shall have thirty (30) calendar days from the receipt of such notice to pay any amounts owing the Indemnitee or to give written notice to Indemnitee of its intention to defend or dispute such claim or liability. If such defense or dispute notice is given by Indemnitor within said thirty (30) day period, Indemnitor shall have the right to compromise or defend any such claim or liability through counsel (including accountants and other agents and representatives) of its own choosing (but reasonably acceptable to the Indemnitee) and at its own expense; provided, however, that the Indemnitor shall not, in the defense of such claim or liability, or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement in any case without the prior written consent of Indemnitee which consent will not be unreasonably withheld. Indemnitee shall cooperate fully with the Indemnitor in such defense. If, within the said thirty (30) day period, Indemnitor fails to give written notice to Indemnitee of its intention to defend said claim or liability at its own expense, or if such notice is given but Indemnitor fails to defend such claim or liability diligently and continuously, Indemnitee shall have the right to compromise or defend such claim or liability through counsel (including accountants or other agents and representatives) of its own choosing, but at the expense of the Indemnitor. If any of the foregoing claims or liabilities are finally determined adversely to Indemnitee, or if the Indemnitee compromises the same as contemplated in the preceding sentence, or if the Indemnitor or Indemnitee otherwise compromises any such claim or liability, Indemnitor shall pay such claim or liability, together with costs, interest and reasonable attorneys' fees.

         11.5.   REPURCHASE OF SERVICING.  In the event:

                 (i) Purchaser discovers that any of the representations and warranties contained in Articles IV or V hereof were not materially accurate at the time they were made by Seller; and

                 (ii) there is any demand for repurchase or indemnification in lieu of repurchase by an Agency or other unaffiliated third party investor who then has an ownership interest in the Mortgage Loan at issue (if such demand for repurchase or indemnification comes from an unaffiliated third party investor the breach upon which demand is made must have been cause for a breach if such Mortgage Loan was still owned by the Agency that owned the Mortgage Loan prior to sale to the unaffiliated third party investor);

then, Purchaser may require that Seller repurchase the affected Servicing from Purchaser at the Servicing Repurchase Price; provided, however:

                 (i) Seller is not required to pay the Servicing Repurchase Price if the affected Servicing was not included in the Purchase Price; and

                 (ii) Seller shall have a sixty (60) day cure period from receipt of written notice of breach, unless Agency or unaffiliated third party investor guidelines provide otherwise; and

                 (iii) Where the Agency or the unaffiliated third party investor will allow indemnification rather than repurchase, Seller may indemnify Purchaser or the Agency or unaffiliated third party investor rather than repurchase if the Agency or unaffiliated third party investor will accept such indemnification.

         In the event of a required Servicing repurchase, Seller shall also repurchase, at the Mortgage Loan Repurchase Price, the related Mortgage Loan out of the pool if so required by the applicable Agency or unaffiliated third party investor.

         Upon Seller's failure to cure within the sixty (60) days from receipt of written notice cure period, Seller shall, within ten (10) days thereafter, pay the Mortgage Loan Repurchase Price and the Servicing Repurchase Price, and Purchaser shall immediately thereafter deliver to Seller all documents and records in Purchaser's possession pertaining to the Mortgage Loans, including any related escrow account benefits, and shall execute and record assignments as may be appropriate, with such retransfer expenses to be at Seller's expense.

         Prior to expiration of the Survival Period (as defined in Section 11.6), Seller shall repurchase the Servicing at the Servicing Repurchase Price and the Mortgage Loan at the Mortgage Loan Repurchase Price (however, such Mortgage Loan must be repurchased only if the applicable Agency or the unaffiliated third party investor requires that the Mortgage Loan be repurchased together with the Servicing), for any Mortgage Loan for which there is either an outstanding demand by any Agency or an unaffiliated third party investor for repurchase or indemnification as of the expiration of the Survival Period, or for which there is an outstanding indemnification agreement between such Agency or unaffiliated third party investor and Purchaser.

         11.6. SURVIVAL. The representations and warranties in this Sale Agreement, and in any document to be delivered pursuant hereto, shall survive until a date (10) years after the Sale

Date ("the Survival Period"). The parties further agree that (i) the indemnifications provided for in Sections 11.2, 11.3 and 11.4 shall survive until expiration of the Survival Period; (ii) the Mortgage Loan and Servicing repurchase requirements provided for in Section 11.5 shall survive until expiration of the Survival Period; and (iii) any and all covenants, agreements and duties which contemplate performance after the Transfer Date shall also survive until expiration of the Survival Period.

         Purchaser and Seller may recover under Sections 11.2 and 11.3, provided that notice in accordance with Section 11.4, shall have been given prior to the expiration of the Survival Period. Notwithstanding anything to the contrary in this Section 11.6, in the event that, prior to the expiration of the Survival Period, notice of a claim for indemnification is given pursuant to Section 11.4 and either the loss which is indemnifiable pursuant to Section
11.2 or 11.3 has not yet been incurred or litigation in connection with the claim for indemnification has not yet commenced, such claim shall survive beyond the Survival Period only if the threat of litigation arose within six
(6) months prior to the expiration of the Survival Period (which threat is evidenced by written correspondence from an attorney) and litigation commences within six (6) months after expiration of the Survival Period.

         11.7. SUPPLEMENTARY INFORMATION. From time to time, upon reasonable notice, prior to and after the Transfer Date, Seller shall furnish Purchaser such incidental information, which is reasonably available to Seller, supplementary to the information contained in the documents and schedules delivered pursuant hereto, as Purchaser may reasonably request within ten (10) years of the Sale Date. Any request for information under this Section 11.7 which is in reference to information which was not required to have been provided under the terms of this Sale Agreement shall be fulfilled at the reasonable expense of Purchaser.

         11.8. ACCESS TO INFORMATION. Seller shall give to Purchaser and its counsel, accountants and other representatives, upon seven (7) days advance written notice, reasonable access during normal business hours throughout the period prior to the Transfer Date, to all of Seller's files, books and records relating to the Servicing.

         11.9. CONFIDENTIALITY OF INFORMATION. Except as otherwise required by law, Seller and Purchaser and their affiliates shall, and shall cause their respective directors, officers, employees and authorized representatives to, hold in strict confidence and not use or disclose to anyone without the prior written consent of the other party all information concerning customers or proprietary business procedures, servicing fees or prices, policies or plans of the other party or any of its affiliates received by them from the other party in connection with the transactions contemplated hereby.

         11.10. BROKER'S FEES. Each party warrants and represents to the other that it has not had any dealings or negotiations in connection with the transaction contemplated by this Sale Agreement with any brokers or finders other than Seller's agreement with Cohane Rafferty Securities, Inc. Seller shall pay all broker fees of Cohane Rafferty Securities, Inc and Seller shall defend, indemnify and hold Purchaser harmless from and against any and all claims, actions, causes of action, losses, liabilities and expenses that may be asserted against or sustained by Purchaser by reason of any allegation by Cohane Rafferty Securities, Inc., that fees, commissions, or other payments of any kind are payable to it as a result of the transaction contemplated by this Sale Agreement. Each party shall defend, indemnify and hold the other harmless from and against any and all claims, actions, causes of action, losses, liabilities and expenses that may be asserted against or sustained by the indemnified party by reason of any allegation that any fees, commissions, or other payments of any kind are payable to a broker or other third party by the indemnified party as a result of any negotiations or dealings with such broker or third party by the indemnifying party contrary to the foregoing warranty and representation.

         11.11. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Sale Agreement shall be in writing, shall be given to the intended recipient at the address specified below and shall be effective upon personal delivery or upon transmission by facsimile or if sent by registered or certified mail, postage prepaid then five (5) days following the day placed in the mail or, if sent otherwise, then only upon receipt:

         (a)  If to the Purchaser, to:

                 Chemical Mortgage Company
                 200 Old Wilson Bridge Road,
                 Worthington, Ohio  43085-8500
                 Attn:  Gary Roos, Servicing Portfolio Manager
                 With a copy to Molly Sheehan, General Counsel, at 343 Thornall, Edison New Jersey 08837.

         (b)  If to the Seller, to:

                 Source One Mortgage Services Corporation
                 27555 Farmington Road, Farmington Hills, Michigan  48334-3357
                 Attn: Gene Lavigne
                 With a copy to Robert Schrader, General Counsel, at the above address.

or to such other address or person as Purchaser or Seller shall have specified in writing to the other.

         11.12. WAIVERS. Either Purchaser or Seller may, by written notice to the other:

         (a) Extend the time for the performance of any of the obligations or other transactions of the other; and

         (b) Waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder.

         The waiver by any party hereto of a breach of any provision of this Sale Agreement shall not operate or be construed as a waiver of any other subsequent breach.

         11.13. ENTIRE AGREEMENT; AMENDMENT. This Sale Agreement constitutes the entire agreement between the parties with respect to the sale of the Servicing and supersedes all prior agreements with respect thereto. This Sale Agreement may be amended and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

         11.14. BINDING EFFECT. This Sale Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Nothing in this Sale Agreement, express or implied, is intended to confer on any person other than the parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities.

         11.15. HEADINGS. Headings on the Articles and Sections in this Sale Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         11.16. APPLICABLE LAWS. This Sale Agreement shall be construed in accordance with the laws of the State of Ohio.

         11.17. INCORPORATION OF EXHIBITS. All exhibits attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Sale Agreement.

         11.18. COUNTERPARTS. This Sale Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be in original and all of which, taken together, shall constitute one and the same agreement.

         11.19. TRANSFER AND ASSIGNMENT. Seller does not have the right to sell, assign, delegate or otherwise transfer its rights or obligations under this Sale Agreement to a third party without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld; provided further, the financial condition of Seller's assignee shall be reasonably acceptable to Purchaser.

         The obligation to subservice the Mortgage Loans under the Subservicing Agreement may, within one year of the Sale Date, be assigned to one other party, which party must be reasonably acceptable to Purchaser. In determining the acceptability of such party, Purchaser may, in its reasonable discretion, consider the party's reputation in the industry, financial status, approval status with the Agencies as well as with private investors and regulators, status as a competitor and ability to service non-standard mortgage products.

         Should Purchaser resell portions of the portfolio, Seller shall reasonably cooperate with Purchaser and its assignee or designee to affect due diligence and transfer. Seller shall not be responsible for any out-of-pocket costs related to these sales that it would not have otherwise incurred in connection with transferring the Servicing to Purchaser. In no event, other than Subservicer Default or as mutually agreed by the parties, shall the Servicing be transferred before the Transfer Dates set forth in this Sale Agreement. The transfer dates associated with any such transfer shall be agreed upon in accordance with the terms of this Sale Agreement, the Interim Servicing Agreement and the Subservicing Agreement.

         11.20. GUARANTY. The performance of Seller under the terms of this Agreement is guaranteed by Fund American Enterprises Holdings, Inc. pursuant to the terms of the Guaranty Agreement.

         IN WITNESS WHEREOF, each of the undersigned parties to this Sale Agreement has caused this Sale Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.


                                        PURCHASER:

                                        CHEMICAL MORTGAGE COMPANY

ATTEST:
                                        BY:_______________________________
_________________________               NAME:_____________________________
                                        TITLE:____________________________
                                        DATE:_____________________________



                                        SELLER:

                                        SOURCE ONE MORTGAGE SERVICES
                                        CORPORATION

ATTEST:
                                        BY:________________________________
_________________________               NAME:______________________________
                                        TITLE:_____________________________
                                        DATE:______________________________

LIST OF EXHIBITS

Exhibit A - Offering Circular
Exhibit B - Mortgage Loan Schedule
Exhibit C-1 - Interim Subservicing Agreement
Exhibit C-2 - Subservicing Agreement
Exhibit D - Power of Attorney
Exhibit E - Reconciliation Reports
Exhibit F - Guaranty Agreement
Exhibit G - Required Documentation
Exhibit H - FHLMC Documentation
Exhibit I - FNMA Documentation
Exhibit J - FNMA MBS Documentation
Exhibit K - GNMA Documentation
Exhibit L - Transfer Information
Exhibit M - Recourse Mortgage Loans
Exhibit N - Uncertified Pools
Exhibit O - Seller Funded PMI Mortgage Loans
Exhibit P - Condemnation Mortgage Property
Exhibit Q - Completion Escrow Mortgage Loans
Exhibit R - Soldiers and Sailors Relief Act Mortgage Loans
Exhibit S - Receivable Assignment and Acknowledgment Agreement
Exhibit T - Active and Suspended Subsidized Mortgage Loans
Exhibit U - Missing Documents